EXHIBIT 99

SYNERGY BRANDS REVENUES INCREASE BY 28% TO $40.4 MILLION

Q4 REVENUES INCREASE BY 21% TO $12.3 MILLION

Synergy Brands Inc.  NASDAQ:  SYBR
Melville, New York
January 29, 2004

Boosted by strong wholesale and retail sales, Synergy Brands increased revenues for the fourth quarter of 2003 by 28% to $12.3 million. In particular, the Company generated better than expected sales growth in its Grocery and HBA (Health and Beauty Aids) operations within its PHS Group Subsidiary (BtoB operations). The Company attributes this growth to strong manufacturer promotional support, increase in the Company's over-the-counter (OTC) Health care distribution business, the acquisition of Cigars Around the World and improved online sales (BtoC operations). The Company expects that its revenue growth should have a positive effect on earnings for Fiscal 2004 as future promotional support from vendors is customarily related to historical sales. The Company anticipates providing its guidance for FY 2004 and to release its results as filed in its 10K-SB by March 31, 2004.

About Synergy Brands:

Synergy Brands is a holding company that distributes groceries, health and beauty aids, fragrances and hair care products and premium cigars through wholesaling operations and proprietary web sites, including www.cigargold.com; www.netcigar.com; www.CigarsAroundTheWorld.com; www.BeautyBuys.com; and www.dealbynet.com. For more information on Synergy Brands, log onto www.sybr.com.

FORWARD LOOKING STATEMENTS

This press release and company review and assumptions made regarding the financial figures and other information references and presented, state and reflect assumptions, expectations, projections, intentions, and/or beliefs about past and future events that are intended as "forward looking statements" under the Private Securities Litigation Reform Act of 1995. You can identify these statements by the fact that they do not relate to historical or current facts. They use words such as "anticipate", "estimate", "project", "forecast", "may", "will", "should", "expect", "assume", and other derivations thereof and other words of similar meaning. In particular these include, but are not limited to, statements reflecting the projected revenues, earnings, profit and loss of the company and associated costs. Any or all of the company's forward-looking statements may turn out to be wrong. They can be affected by inaccurate assumptions or by known and unknown risks and uncertainties. For a description of many of these risk and uncertainties please refer to the company's filings with the U.S. Securities & Exchange Commission (www.sec.gov), including Forms 10KSB and 10QSB.

Contact: Bev Jedynak
                  Martin E. Janis & Company, Inc.
                  312-943-1100 ext. 12
                  b.jedynak-janispr@att.net